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                                                                   EXHIBIT 10.18

              COMPENSATORY ARRANGEMENTS WITH NON-EMPLOYEE DIRECTORS

      Each non-employee director of Open Solutions Inc. (the "Company") is paid an annual retainer consisting of (i) $12,000 in cash and (ii) restricted stock units granted pursuant to the Company's 2003 Stock Incentive Plan with an initial value of $12,000. The number of restricted stock units granted is determined by dividing $12,000 by the last sale price of the Company's common stock on the Nasdaq National Market on the date of grant. The restricted stock units vest on the earlier of (i) the date on which the non-employee director leaves the Board and (ii) the ninth anniversary of the January 1 immediately following the date of grant. Each non-employee director may elect to receive all or part of the cash portion of the annual retainer in the form of restricted stock units as described above.

      Each non-employee director also receives an amount equal to $1,000 for each Board meeting that the non-employee director personally attends, or $750 for each Board meeting that the non-employee director participates in by telephone. In addition, each non-employee director who serves on the Audit Committee receives an annual retainer of $6,000 and each non-employee director who serves on the Compensation and Nominations Committees receives an annual retainer of $4,000. The chairman of the Audit Committee receives an additional $5,000 per year, and the chairmen of the Compensation and Nominations Committees each receive an additional $2,500 per year.

      Each non-employee director will also receive (i) upon initial election to the Board, an option to purchase 15,000 shares of the Company's common stock,
(ii) on the date of the 2005 Annual Meeting of Stockholders, an option to purchase 15,000 shares of the Company's common stock (except for Howard Carver, who will receive 5,000 shares because he received a grant of 15,000 shares upon initial election to the Board in 2004, which the other non-employee directors did not receive), and (iii) on the date of each Annual Meeting of Stockholders after the 2005 Annual Meeting of Stockholders, an option to purchase 5,000 shares of the Company's common stock. Such options will have an exercise price equal to the last sale price of the Company's common stock on the Nasdaq National Market on the date of grant. One-third of the shares of common stock underlying each option will be exercisable one year after the date of grant, and the remaining shares will vest monthly thereafter over a two-year period.

      The Company reimburses its non-employee directors for reasonable out-of-pocket expenses incurred in attending Board or committee meetings. No director who is an employee of the Company receives separate compensation for services rendered as a director.